Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
        NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2008

Red Bank, N.J. May 13, 2008 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2008 which appear below compared with the second quarter of fiscal 2007.


                              Second Fiscal     Second Fiscal    Percentage
                                 Quarter           Quarter        Change
                              Ended 4/30/08     Ended 4/30/07
                              -------------     -------------    ----------

German Royalties Received      $9,360,976        $7,544,543       +24.07%
Net Income                     $9,049,406        $7,333,441       +23.40%
Net Income per Unit               $0.98             $0.80         +22.50%
Distribution per Unit             $0.98             $0.80         +22.50%

Net income in the second quarter of 2008 was higher than the second quarter 2007 due to a combination of higher gas prices and higher average exchange rates which more than offset the decline in gas sales.

                              Second Fiscal     Second Fiscal    Percentage
                                 Quarter           Quarter         Change
                              Ended 4/30/08     Ended 4/30/07
                              -------------     -------------    ----------
Mobil Agreement:
 Gas Sales(Bcf)(1)             14.004 Bcf         17.125 Bcf       -18.22%
 Gas Prices(Ecents/Kwh)(2)  2.2876 Ecents/Kwh 1.9950 Ecents/Kwh    +14.66%
 Gas Prices($/Mcf)(3)          $10.10/Mcf         $7.64/Mcf        +32.28%

OEG Agreement:
 Gas Sales(Bcf)(1)             33.680 Bcf         40.518 Bcf       -16.88%
 Gas Prices(Ecents/Kwh)(2)  2.3809 Ecents/Kwh  2.3038 Ecents/Kwh    +3.35%
 Gas Prices($/Mcf)(3)          $10.33/Mcf         $8.60/Mcf        +20.20%

Average Exchange Rate           $1.5391           $1.3313          +15.61%

(1) Billion cubic feet
(2) Euro cents per Kilowatt hour
(3) Dollars per thousand cubic feet

Compared to the prior year, Trust expenses for the second quarter of fiscal 2008 increased 26.18% to $338,549 from $268,312 in the second quarter of fiscal 2007 due to increased professional and legal costs associated with the biennial review of the German operating companies. For the quarter just ended, Trust interest income decreased 52.84% to $26,979 from $57,210 in the second quarter of fiscal 2007 due to reduced funds available for investment and lower interest rates.

The previously declared distribution of 98 cents per unit will be paid on May 28, 2008 to owners of record as of May 16, 2008.

Net income for the first six months of fiscal 2008 was higher than the first six months of fiscal 2007 due to a combination of higher gas prices under the Mobil Agreement (the higher royalty rate agreement covering Western Oldenburg) and higher average exchange rates under both the Mobil Agreement and the OEG Agreement (the lower royalty rate agreement covering the entire Oldenburg concession). This combination more than offset lower gas prices under the OEG Agreement and the decline in gas sales.

                               Six Months        Six Months      Percentage
                              Ended 4/30/08     Ended 4/30/07      Change
                              -------------     -------------    ----------

German Royalties Received      $16,576,059       $16,027,930       +3.42%
Net Income                     $16,028,731       $15,593,627       +2.79%
Net Income per Unit               $1.74             $1.70          +2.35%
Distribution per Unit             $1.74             $1.69          +2.96%

For further information contact John R. Van Kirk, Managing Director, at
(732) 741-4008 or via e-mail at jvankirk@neort.com.
Website:  www.neort.com.